Exhibit 99.1

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FIRST QUARTER 2010 RESULTS

RADNOR, PA (BusinessWire) May 5, 2010 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended March 31, 2010 and provided an update of full-year 2010 guidance.

First Quarter 2010 Highlights

First quarter 2010 results, with comparisons to first quarter 2009 results, included the following:

•

Quarterly oil and gas production of 10.3 billion cubic feet of natural gas equivalent (Bcfe), or 114.9 million cubic feet of natural gas equivalent (MMcfe) per day, as compared to 13.7 Bcfe, or 152.3 MMcfe per day;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $60.0 million, as compared to $73.4 million;

•	Operating income of $27.1 million, as compared to an operating loss of $7.4 million;

•

Adjusted net income attributable to PVA, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, impairments and gains or losses that affect comparability to the prior year period, of $1.9 million, or $0.04 per diluted share, as compared to adjusted net income of $2.7 million, or $0.06 per diluted share;

•	Net income attributable to PVA of $13.6 million, or $0.30 per diluted share, as compared to net loss attributable to PVA of $7.2 million, or $0.17 per diluted share; and

•	Financial liquidity consisting of undrawn borrowing capacity and cash balances at March 31, 2010 of approximately $550 million, as compared to approximately $410 million on December 31, 2009.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment

A. James Dearlove, President and Chief Executive Officer, said, “Compared to the prior year quarter, we experienced a decline in oil and gas production primarily resulting from our decision to suspend drilling during a large part of 2009. Also affecting production in the first quarter of 2010 were equipment-related delays in well completions in East Texas and the Granite Wash play. As detailed in our separate operational update, we expect our drilling program to intensify in these two areas and anticipate sequential quarterly production growth for the balance of 2010.

“Our realized commodity prices improved during the first quarter relative to the prior year quarter, due to higher prevailing market prices as well as an increase in our production of liquids-rich Granite Wash gas, which was priced at a premium. Significant challenges remain in the natural gas market which is oversupplied. We believe our drilling program, which anticipated weak gas prices in 2010, adds value even in a relatively low natural gas price environment, because the majority of the program is dedicated to oil- and/or liquids-rich plays. The remainder of the drilling program is primarily devoted to testing the gassier Lower Bossier (Haynesville) and Marcellus Shales, as we remain committed to the long-term prospects for natural gas as a fuel of choice.

“For the final three quarters of 2010, we have hedged approximately 50 percent of our estimated natural gas production, at weighted average floor and ceiling prices of $5.72 and $7.65 per MMBtu. During the past twelve months, we also raised over $700 million from the issuances of debt and equity securities and the sales of non-core assets, including the majority of our position in PVG. As a result, we have substantially improved our financial liquidity, with $300 million of unused availability on our revolving credit facility and over $250 million of cash on hand. We expect our strong hedge and liquidity positions will facilitate future growth.

“In March, we completed a public sale of 10 million units of Penn Virginia GP Holdings, L.P. (NYSE: PVG). After the exercise of part of the over-allotment option related to that sale in April, we currently own 23 percent of PVG, which in turn owns the general partner of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and is PVR’s largest limited partner unitholder. At current distribution rates, our ownership of PVG and PVR provides us approximately $14 million of annualized pre-tax cash flow.”

Oil and Gas Segment Review

First quarter oil and gas production decreased 25 percent to 10.3 Bcfe, or 114.9 MMcfe per day, from 13.7 Bcfe, or 152.3 MMcfe per day, in the first quarter of 2009, and decreased seven percent from 11.3 Bcfe, or 123.1 MMcfe per day, in the fourth quarter of 2009. Excluding production from the divested Gulf Coast assets, pro forma first quarter 2010 production was 10.0 Bcfe, or 111.6 MMcfe per day, a decrease of 13 percent as compared to 11.5 Bcfe, or 128.1 MMcfe per day, in the first quarter of 2009 and a decrease of two percent as compared to 10.3 Bcfe, or 111.8 MMcfe per day, in the fourth quarter of 2009. The decreases in pro forma production were due to natural production declines, significantly reduced drilling activity in 2009 and to a lesser extent by well completion delays due to difficulty in obtaining stimulation equipment in East Texas and in the Granite Wash plays. See our separate operational update news release dated April 29, 2010 for a more detailed discussion of operations for the oil and gas segment.

For the first quarter of 2010, the oil and gas segment operating income of $8.8 million was a $31.5 million improvement over the operating loss of $22.7 million in the prior year quarter. The increase in operating income was due to a 32 percent decrease in total expenses and five percent higher total revenues. The increase in total revenues was primarily due higher commodity prices and realizations for all products, largely offset by the production decrease.

The $28.3 million decrease in total oil and gas segment expenses to $58.9 million, or $5.70 per Mcfe produced, from $87.2 million, or $6.36 per Mcfe produced, in the first quarter of 2009, is discussed below:

•	First quarter 2010 cash operating expenses decreased $1.3 million, or five percent, to $23.4 million as compared to $24.7 million in the first quarter of 2009.

•	Lease operating expense decreased by $2.8 million from the prior year quarter, primarily resulting from the sale of our Gulf Coast assets in January 2010;

•	Taxes other than income were relatively flat as compared to the prior year quarter;

•

General and administrative expense increased $1.4 million from the prior year quarter, primarily resulting from additional severance and relocation costs related to the move of our eastern region office; and

•

Cash operating expenses per unit increased $0.46 per Mcfe produced, or seven percent, to $2.26 per Mcfe as compared to $1.80 per Mcfe in the prior year quarter, primarily due to the production decrease, partially offset by the $1.3 million decrease in cash operating expenses.

•

Exploration expense decreased 72 percent to $6.0 million in the first quarter of 2010, as compared to $21.3 million in the prior year quarter, due to $9.9 million of drilling rig standby charges in the prior year quarter and less exploratory drilling in the first quarter of 2010.

•

Depreciation, depletion and amortization (DD&A) expense decreased by $11.0 million, or 27 percent, to $29.0 million, or $2.82 per Mcfe, in the first quarter of 2010 from $40.0 million, or $2.92 per Mcfe, in the prior year quarter. The overall decrease in DD&A expense was primarily due to the production decrease and a lower depletion rate per unit of production. The lower depletion rate was primarily due to the sale of Gulf Coast assets early in the first quarter of 2010 and increasing contributions to production from the relatively lower depletion rate Granite Wash play.

Capital Resources, Credit Facility and Impact of Derivatives

As of March 31, 2010, we had outstanding borrowings of $530.0 million ($500.5 million carrying value), consisting of $300 million ($292.1 million carrying value) of senior unsecured notes due 2016 and $230.0 million ($208.5 million carrying value) of convertible senior subordinated notes due 2012, and no borrowings against our revolving credit facility. Currently, we have approximately $300 million of unused availability on our revolving credit facility and over $250 million of cash on hand.

As of March 31, 2010, PVR had outstanding borrowings of $618.1 million under its $800 million revolving credit facility with remaining revolver borrowing capacity of $180.3 million. In April 2010, PVR issued $300 million of 8.25% senior unsecured notes due in 2018, reducing its revolver debt to $325.5 million and increasing remaining borrowing capacity under its revolver to $472.9 million. PVR’s debt is non-recourse to PVA.

Consolidated interest expense increased from $12.5 million in the first quarter of 2009 to $19.5 million in the first quarter of 2010. The increase was due to a higher interest rate on the senior unsecured notes PVA issued in June 2009 and an increase in non-cash, interest rate derivatives expense, partially offset by lower outstanding balances on PVA’s revolving credit facility.

Due to fluctuations in commodity prices during the first quarter of 2010, the mark-to-market valuation of our and PVR’s open hedging positions resulted in derivatives income of $22.3 million as compared to derivatives income of $10.3 million in the prior year quarter. Included in derivatives income for the first quarter of 2010 was $29.9 million of income related to our oil and gas segment and $7.6 million of expense related to PVR. First quarter 2010 cash settlements of our oil and gas derivatives resulted in net cash receipts of $8.4 million, as compared to $16.3 million of net cash receipts in the prior year quarter. PVR’s first quarter 2010 cash settlements of commodity and interest rate derivatives resulted in net cash payments of $1.6 million, as compared to $2.8 million of net cash receipts in the prior year quarter.

Coal & Natural Resource Management and

Natural Gas Midstream Segment Review (PVR and PVG)

As the owner of the general partner, we report our financial results on a consolidated basis with the financial results of PVG. A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations are therefore highlighted. We believe that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies. Financial and operational results and full-year 2010 guidance for each of PVR’s segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated May 5, 2010. Please visit PVR’s website, www.pvresource.com, under “For Investors” for a copy of the release.

As previously announced, on May 21, 2010, PVG will pay to unitholders of record as of May 3, 2010 a quarterly cash distribution of $0.39 per unit, or an annualized rate of $1.56 per unit. As a result of PVG’s distribution, we will receive a cash distribution of $3.4 million in the second quarter of 2010, or $13.8 million on an annualized basis.

Guidance for 2010

See the Guidance Table included in this release for guidance estimates for full-year 2010. These estimates, including capital expenditure plans, which were discussed in our operational update, are meant to provide guidance only and are subject to revision as our and PVR’s operating environments change.

First Quarter 2010 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss first quarter 2010 financial and operational results, is scheduled for Thursday, May 6, 2010 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call (use the passcode 1244163), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available for two weeks by dialing 1-888-203-1112 (international: 1-719-457-0820) and using the following replay code: 1244163. An on-demand replay of the conference call will be available for two weeks at our website.

******

Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including East Texas, the Mid-Continent region, Mississippi and the Appalachian Basin. PVA also owns approximately 23 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, natural gas liquids, or NGLs, crude oil and coal; our ability to access external sources of capital; uncertainties relating to the occurrence and success of capital-raising transactions, including securities offerings and asset sales; reductions in the borrowing base under our revolving credit facility; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; any impairment write-downs of our reserves or assets; reductions in our anticipated capital expenditures; the relationship between natural gas, NGL, crude oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differ from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal and natural resource management or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its unitholders; uncertainties relating to our continued ownership of interests in PVG and PVR; and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three months ended March 31,
	2010	2009
Revenues
Natural gas	$47,988	$52,821
Crude oil	13,846	6,328
Natural gas liquids (NGLs)	4,866	3,370
Natural gas midstream	151,764	95,206
Coal royalties	28,226	30,630
Gain on sale of property and equipment	211	—
Other	8,610	10,805

Total revenues	255,511	199,160

Expenses
Cost of midstream gas purchased	123,660	79,398
Operating	20,521	22,702
Exploration	6,029	11,448
Exploration - drilling rig standby charges (a)	—	9,864
Taxes other than income	6,848	6,432
General and administrative (excluding equity compensation)	18,634	14,396
Equity-based compensation - (b)	4,657	4,090
Depreciation, depletion and amortization	47,574	57,073
Impairments	—	1,196
Loss on sale of assets	465	—

Total expenses	228,388	206,599

Operating income (loss)	27,123	(7,439)

Other income (expense)
Interest expense	(19,506)	(12,502)
Derivatives	22,309	10,255
Other	1,573	1,573

Income (loss) before income taxes and noncontrolling interests	31,499	(8,113)
Income tax benefit (expense)	(8,559)	4,562

Net income (loss)	$22,940	$(3,551)
Less net income attributable to noncontrolling interests	(9,346)	(3,658)

Income (loss) attributable to PVA	$13,594	$(7,209)

Income (loss) per share attributable to PVA
Basic	$0.30	$(0.17)

Diluted	$0.30	$(0.17)

Weighted average shares outstanding, basic	45,465	41,922
Weighted average shares outstanding, diluted	45,761	41,922

	Three months ended March 31,
	2010	2009
Production
Natural gas (MMcf)	8,568	11,802
Crude oil (MBbls)	186	171
NGLs (MBbls)	109	147
Total natural gas, crude oil and NGL production (MMcfe)	10,338	13,710

Prices
Natural gas ($ per Mcf)	$5.60	$4.48
Crude oil ($ per Bbl)	$74.44	$37.01
NGLs ($ per Bbl)	$44.64	$22.93

Prices - Adjusted for derivative settlements
Natural gas ($ per Mcf)	$6.64	$5.75
Crude oil ($ per Bbl)	$75.23	$44.90
NGLs ($ per Bbl)	$44.64	$22.93

(a)	Drilling rig standby charges represent fees paid in connection with the deferral of drilling associated with contractually committed rigs and frac tank rentals.
(b)	Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and restricted stock units related to employee awards in accordance with accounting guidance of share-based payments.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets	$455,058	$299,242
Net property and equipment	2,388,649	2,352,358
Other assets	236,274	236,907

Total assets	$3,079,981	$2,888,507

Liabilities and shareholders’ equity
Current liabilities	$255,582	$153,535
Long-term debt of PVR	618,100	620,100
Revolving credit facility	—	—
Senior notes	292,067	291,749
Convertible notes	208,470	206,678
Other liabilities and deferred taxes	336,012	378,446
PVA shareholders’ equity	987,583	908,088
Noncontrolling interests	382,167	329,911

Total shareholders’ equity	1,369,750	1,237,999

Total liabilities and shareholders’ equity	$3,079,981	$2,888,507

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$22,940	$(3,551)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	47,574	57,073
Impairments	—	1,196
Derivative contracts:
Total derivative gains	(21,728)	(9,801)
Cash receipts to settle derivatives	6,788	19,148
Deferred income taxes	(9,000)	(4,634)
Dry hole and unproved leasehold expense	5,029	10,504
Noncash interest expense	4,498	2,711
Other	3,901	780

Operating cash flow (see attached table “Certain Non-GAAP Financial Measures”)	60,002	73,426
Changes in operating assets and liabilities	19,265	29,593

Net cash provided by operating activities	79,267	103,019

Cash flows from investing activities
Acquisitions	(27,379)	(3,073)
Additions to property and equipment	(45,099)	(136,213)
Other	23,545	254

Net cash used in investing activities	(48,933)	(139,032)

Cash flows from financing activities
Dividends paid	(2,556)	(2,349)
Distributions paid to noncontrolling interest holders	(22,501)	(18,455)
Repayments of bank borrowings	—	(7,542)
Net proceeds from PVA borrowings	—	58,000
Net (repayments of) proceeds from PVR borrowings	(2,000)	27,000
Net proceeds from sale of PVG units	177,000	—
Other	612	(9,258)

Net cash provided by financing activities	150,555	47,396

Net increase (decrease) in cash and cash equivalents	180,889	11,383
Cash and cash equivalents - beginning of period	98,331	18,338

Cash and cash equivalents - end of period	$279,220	$29,721

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Three months ended March 31, 2010	Amount	per Mcfe (a)
Production
Total natural gas, crude oil and NGLs (MMcfe)	10,338
Natural gas (MMcf)	8,568
Crude oil (MBbls)	186
NGLs (MBbls)	109
Coal royalty tons (thousands of tons)			8,243
Midstream system throughput volumes (MMcf)				27,725
Revenues
Natural gas	$47,988	$5.60	$—	$—	$—	$47,988
Crude oil	13,846	74.44	—	—	—	13,846
NGLs	4,866	44.64	—	—	—	4,866
Natural gas midstream	—	—	—	170,609	(18,845)	151,764
Coal royalties	—	—	28,226	—	—	28,226
Gain on sale of property and equipment	211	—	—	—	—	211
Other	859	—	5,334	2,309	108	8,610

Total revenues	67,770	6.56	33,560	172,918	(18,737)	255,511

Expenses
Cost of midstream gas purchased	—		—	141,795	(18,135)	123,660
Operating expense	11,968	1.16	1,971	7,292	(710)	20,521
Exploration	6,029	0.58	—	—	—	6,029
Taxes other than income	4,905	0.47	475	1,043	425	6,848
General and administrative	6,532	0.63	3,427	4,911	8,421	23,291
Depreciation, depletion and amortization	29,022	2.82	7,326	10,492	734	47,574
Loss on sale of assets	465	0.04	—	—	—	465

Total expenses	58,921	5.70	13,199	165,533	(9,265)	228,388

Operating income (loss)	$8,849	$0.86	$20,361	$7,385	$(9,472)	$27,123

Additions to property and equipment	$64,221		$32	$7,954	$271	$72,478

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
Three months ended March 31, 2009	Amount	per Mcfe (a)
Production
Total natural gas, crude oil and NGLs (MMcfe)	13,710
Natural gas (MMcf)	11,802
Crude oil (MBbls)	171
NGLs (MBbls)	147
Coal royalty tons (thousands of tons)			8,748
Midstream system throughput volumes (MMcf)				32,280
Revenues
Natural gas	$52,821	$4.48	$—	$—	$—	$52,821
Crude oil	6,328	37.01	—	—	—	6,328
NGLs	3,370	22.93	—	—	—	3,370
Natural gas midstream	—	—	—	117,379	(22,173)	95,206
Coal royalties	—	—	30,630	—	—	30,630
Gain on sale of property and equipment	—	—	—	—	—	—
Other	2,046	—	7,622	1,128	9	10,805

Total revenues	64,565	4.71	38,252	118,507	(22,164)	199,160

Expenses
Cost of midstream gas purchased	—		—	100,620	(21,222)	79,398
Operating expense	14,763	1.08	2,107	6,783	(951)	22,702
Exploration	11,448	0.84	—	—	—	11,448
Exploration - Drilling rig standby charges	9,864	0.72	—	—	—	9,864
Taxes other than income	4,826	0.35	425	798	383	6,432
General and administrative	5,124	0.37	3,352	4,244	5,766	18,486
Depreciation, depletion and amortization	39,999	2.92	7,394	9,109	571	57,073
Impairments	1,196	0.09	—	—	—	1,196

Total expenses	87,220	6.36	13,278	121,554	(15,453)	206,599

Operating income (loss)	$(22,655)	$(1.65)	$24,974	$(3,047)	$(6,711)	$(7,439)

Additions to property and equipment	$120,574		$1,300	$17,006	$406	$139,286

(a)	Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three months ended March 31,
	2010	2009
Reconciliation of GAAP “Net cash provided by operating activities”to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$79,267	$103,019
Adjustments:
Changes in operating assets and liabilities	(19,265)	(29,593)

Operating cash flow (a)	$60,002	$73,426

Reconciliation of GAAP “Income (loss) attributable to PVA” to Non-GAAP “Income (loss) attributable to PVA, as adjusted”
Net income (loss) attributable to PVA	$13,594	$(7,209)
Adjustments for derivatives:
Derivative gains included in net income	(21,728)	(9,801)
Cash receipts to settle derivatives	6,788	19,148
Adjustment for drilling rig standby charges	—	9,864
Adjustment for impairments	—	1,196
Adjustment for net loss on sale of assets	254	—
Impact of adjustments on noncontrolling interests	(4,404)	(4,275)
Impact of adjustments on income taxes	7,376	(6,252)

	$1,880	$2,671
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards, net of taxes	(28)	(13)

Net income attributable to PVA, as adjusted (b)	$1,852	$2,658

Net income attributable to PVA, as adjusted, per share, diluted	$0.04	$0.06

(a)	Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities. We believe that operating cash flow is widely accepted as a financial indicator of an energy company’s ability to generate cash which is used to internally fund investing activities, service debt and pay dividends. Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry. Operating cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	Net income (loss) attributable to PVA as adjusted represents net income (loss) attributable to PVA adjusted to exclude the effects of non-cash changes in the fair value of derivatives, drilling rig standby charges, impairments, gains and losses on the sale of assets and net income of PVR allocated to unvested PVR restricted units awarded as equity compensation that we hold until vesting. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry. We use this information for comparative purposes within these industries. Net income (loss) attributable to PVA, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income attributable to PVA.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements, as Adjusted” (a):

	Three months ended March 31, 2010			Three months ended March 31, 2009
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$47,988	$—	$47,988	$52,821	$—	$52,821
Crude oil	13,846	—	13,846	6,328	—	6,328
NGLs	4,866	—	4,866	3,370	—	3,370
Natural gas midstream	151,764	(151,764)	—	95,206	(95,206)	—
Coal royalties	28,226	(28,226)	—	30,630	(30,630)	—
Other	8,821	(7,643)	1,178	10,805	(8,750)	2,055

Total revenues	255,511	(187,633)	67,878	199,160	(134,586)	64,574

Expenses
Cost of midstream gas purchased	123,660	(123,660)	—	79,398	(79,398)	—
Operating	20,521	(8,553)	11,968	22,702	(7,939)	14,763
Exploration	6,029	—	6,029	11,448	—	11,448
Exploration - drilling rig standby charges	—	—	—	9,864	—	9,864
Taxes other than income	6,848	(1,518)	5,330	6,432	(1,223)	5,209
General and administrative	23,291	(9,326)	13,965	18,486	(8,133)	10,353
Depreciation, depletion and amortization	47,574	(17,818)	29,756	57,073	(16,503)	40,570
Impairments	—	—	—	1,196	—	1,196
Loss on sale of assets	465	—	465	—	—	—

Total expenses	228,388	(160,875)	67,513	206,599	(113,196)	93,403

Operating income (loss)	27,123	(26,758)	365	(7,439)	(21,390)	(28,829)

Other income (expense)
Interest expense	(19,506)	5,835	(13,671)	(12,502)	5,616	(6,886)
Derivatives	22,309	7,568	29,877	10,255	7,161	17,416
Equity earnings in PVG and PVR	—	4,336	4,336	—	5,284	5,284
Other	1,573	(327)	1,246	1,573	(329)	1,244

Income (loss) before taxes and noncontrolling interests	31,499	(9,346)	22,153	(8,113)	(3,658)	(11,771)

Income tax benefit (expense)	(8,559)	—	(8,559)	4,562	—	4,562

Net income (loss)	22,940	(9,346)	13,594	(3,551)	(3,658)	(7,209)
Less net income attributable to noncontrolling interests	(9,346)	9,346	—	(3,658)	3,658	—

Net income (loss) attributable to PVA	$13,594	$—	$13,594	$(7,209)	$—	$(7,209)

(a)	Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus noncontrolling interest which represents the portion of PVG’s consolidated results of operations that we do not own. We believe equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on our operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet, as Adjusted” (a):

	March 31, 2010			December 31, 2009
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$455,058	$(106,762)	$348,296	$299,242	$(107,782)	$191,460
Net property and equipment	2,388,649	(893,944)	1,494,705	2,352,358	(900,844)	1,451,514
Equity investment in PVG and PVR	—	88,484	88,484	—	155,692	155,692
Other assets	236,274	(205,999)	30,275	236,907	(210,437)	26,470

Total assets	$3,079,981	$(1,118,221)	$1,961,760	$2,888,507	$(1,063,371)	$1,825,136

Liabilities and shareholders’ equity
Current liabilities	$255,582	$(90,583)	$164,999	$153,535	$(86,323)	$67,212
Long-term debt	1,118,637	(618,100)	500,537	1,118,527	(620,100)	498,427
Other liabilities and deferred taxes	336,012	(27,371)	308,641	378,446	(27,037)	351,409
PVA shareholders’ equity	987,583	—	987,583	908,088	—	908,088
Noncontrolling interests	382,167	(382,167)	—	329,911	(329,911)	—

Total shareholders’ equity	1,369,750	(382,167)	987,583	1,237,999	(329,911)	908,088

Total liabilities and shareholders’ equity	$3,079,981	$(1,118,221)	$1,961,760	$2,888,507	$(1,063,371)	$1,825,136

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows, as Adjusted” (b):

	Three months ended March 31, 2010			Three months ended March 31, 2009
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income (loss)	$22,940	$—	$22,940	$(3,551)	$—	$(3,551)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	47,574	(17,818)	29,756	57,073	(16,503)	40,570
Impairments	—	—	—	1,196	—	1,196
Derivative contracts:
Total derivative losses (gains)	(21,728)	(8,150)	(29,878)	(9,801)	(7,615)	(17,416)
Cash settlements of derivatives	6,788	1,646	8,434	19,148	(2,836)	16,312
Deferred income taxes	(9,000)	—	(9,000)	(4,634)	—	(4,634)
Dry hole and unproved leasehold expense	5,029	—	5,029	10,504	—	10,504
Investment in PVG and PVR	—	(13,682)	(13,682)	—	(8,944)	(8,944)
Cash distributions from PVG and PVR	—	7,652	7,652	—	11,533	11,533
Noncash interest expense	4,498	(1,243)	3,255	2,711	(491)	2,220
Other	3,901	(1,076)	2,825	780	1,768	2,548

Operating cash flow	60,002	(32,671)	27,331	73,426	(23,088)	50,338
Changes in operating assets and liabilities	19,265	(8,199)	11,066	29,593	962	30,555

Net cash provided by operating activities	79,267	(40,870)	38,397	103,019	(22,126)	80,893

Net cash used in investing activities	(48,933)	7,714	(41,219)	(139,032)	18,041	(120,991	)-

Net cash provided by financing activities	150,555	24,501	175,056	47,396	713	48,109

Net increase (decrease) in cash and cash equivalents	180,889	(8,655)	172,234	11,383	(3,372)	8,011
Cash and cash equivalents-beginning of period	98,331	(19,314)	79,017	18,338	(18,338)	—

Cash and cash equivalents-end of period	$279,220	$(27,969)	$251,251	$29,721	$(21,710)	$8,011

(a)	Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding noncontrolling interests which represents the portion of PVG’s consolidated balance sheet that we do not own and including other adjustments to eliminate inter-company transactions. We believe equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on our assets, liabilities and shareholders’ equity.
(b)	Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding noncontrolling interests which represents the portion of PVG’s consolidated results of operations that we do not own and including other adjustments to eliminate inter-company transactions. We believe equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on our cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual First Quarter 2010	Full-Year 2010 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) - (a)	8.6	37.0	-	39.0
Crude oil (MBbls) - (a)	186	900	-	950
NGLs (MBbls)	109	770	-	850
Equivalent production (Bcfe)	10.3	47.0	-	50.0

Equivalent daily production (MMcfe per day)	114.9	128.8	-	137.0

Expenses:
Cash operating expenses ($ per Mcfe)	$2.26	1.95	-	2.10
Exploration	$6.0	35.0	-	40.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.82	3.00	-	3.10
Impairments	$—		-
Loss on sale of assets	$0.5	0.5	-	0.5

Capital expenditures:
Development drilling	$37.9	250.0	-	274.0
Exploratory drilling	$3.7	40.0	-	45.0
Pipeline, gathering, facilities	$0.2	6.0	-	7.0
Seismic	$0.4	7.0	-	8.0
Acquisitions, field projects and other	$35.5	72.0	-	91.0
Total segment capital expenditures	$77.7	375.0	-	425.0
Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	8.2	31.0	-	32.0
Revenues:
Average coal royalties per ton	$3.42	3.30	-	3.40
Average coal royalties per ton, net of coal royalties expense	$3.25	3.15	-	3.25
Other	$5.3	21.0	-	22.0

Expenses:
Cash operating expenses	$5.9	22.0	-	22.5
Depreciation, depletion and amortization	$7.3	28.5	-	29.0

Capital expenditures:
Expansion and acquisitions	$—	6.0	-	7.0
Other capital expenditures	$—	—	-	0.5
Total segment capital expenditures	$—	6.0	-	7.5
Natural Gas Midstream Segment (PVR):
System throughput volumes (MMcf per day) (b)	308	350	-	360

Expenses:
Cash operating expenses	$13.2	55.0	-	60.0
Depreciation, depletion and amortization	$10.5	42.0	-	44.0

Capital expenditures:
Expansion and acquisitions	$7.4	85.0	-	90.0
Maintenance capital expenditures	$1.9	16.0	-	18.0
Total segment capital expenditures	$9.3	101.0	-	108.0
Corporate and Other:
General and administrative expense - PVA	$7.4	26.0	-	28.0
General and administrative expense - PVG	$1.0	3.0	-	3.5
Interest expense:
PVA end of period debt outstanding	$500.5		-
PVA effective interest rate	10.9%		-
PVR end of period debt outstanding	$595.1		-
PVR effective interest rate	3.8%		-
Income tax rate	38.7%		-
Cash distributions received from PVG and PVR	$7.7		-
Other capital expenditures	$0.2	2.0	-	2.5

These estimates are meant to provide guidance only and are subject to change as PVA’s and PVR’s operating environments change.

See Notes on subsequent pages.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

Notes to Guidance Table:

(a)	The following table shows our current derivative positions in the oil and gas segment as of March 31, 2010:

		Weighted Average Price
	Average Volume Per Day	Additional Put Option	Floor	Ceiling
Natural gas costless collars	(MMBtu)		($ per MMBtu)
Second quarter 2010	30,000		5.33	8.02
Third quarter 2010	30,000		5.33	8.02
Fourth quarter 2010	50,000		5.65	8.77
First quarter 2011	50,000		5.65	8.77
Second quarter 2011	30,000		5.67	7.58
Third quarter 2011	30,000		5.67	7.58
Fourth quarter 2011	20,000		6.00	8.50
First quarter 2012	20,000		6.00	8.50

Natural gas swaps	(MMBtu)		($ per MMBtu)
Second quarter 2010	30,000		6.17
Third quarter 2010	30,000		6.17

Crude oil costless collars	(barrels)		($ per barrel)
Second quarter 2010	500		60.00	74.75
Third quarter 2010	500		60.00	74.75
Fourth quarter 2010	500		60.00	74.75

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, oil and gas segment operating income for the remainder of 2010 would increase or decrease by approximately $27 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, oil and gas segment operating income for 2010 would increase or decrease by approximately $5 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

(b)	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR’s natural gas midstream segment as of March 31, 2010:

	Average Volume Per Day	Swap Price	Weighted Average Price
			Additional Put Option	Put	Call
Crude oil collar	(barrels)			($ per barrel)
Second quarter 2010 through fourth quarter 2010	1,750			68.86	80.54
First quarter 2011 through fourth quarter 2011	400			75.00	98.50

Natural gas purchase swap	(MMBtu)	($ per MMbtu)
Second quarter 2010 through fourth quarter 2010	7,100	5.885
First quarter 2011 through fourth quarter 2011	6,500	5.796

Ethane Swap	(gallons)	($ per gallon)
Second quarter 2010	72,000	0.735

NGL - natural gasoline collar	(gallons)			(per gallon)
Third quarter 2010 through fourth quarter 2010	42,000			$1.55	$2.03
First quarter 2011 through fourth quarter 2011	95,000			$1.57	$1.94

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for 2010 would decrease or increase by approximately $4 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, natural gas midstream gross margin and operating income for 2010 would increase or decrease by approximately $6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.